Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	February 16, 2012

Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, reported net income for the year ended December 31, 2011 of $900 thousand, an increase of $187 thousand compared to the prior year. Net income available to common shareholders was $255 thousand or $0.03 per common share this year compared to $68 thousand or $0.01 per common share for 2010. Net income available to common shareholders reflects the payment of dividends on preferred stock issued by the Company. At December 31, 2011 the Company had total assets of $527 million.

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